EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Condra
Vice President,
Investor Relation & Communications
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES FOURTH QUARTER & FULL YEAR 2014 RESULTS

NASHVILLE, Tenn. (February 18, 2015)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of workforce development and research / patient experience solutions for the healthcare industry, announced today results for the fourth quarter and full year ended December 31, 2014.

Fourth Quarter

•	Revenues of $45.3 million in the fourth quarter of 2014, up 22% from $37.0 million in the fourth quarter of 2013

•	Operating income of $4.2 million in the fourth quarter of 2014, up 20% from $3.5 million in the fourth quarter of 2013

•	Net income of $2.6 million in the fourth quarter of 2014, up 50% from $1.8 million in the fourth quarter of 2013, and earnings per share (EPS) of $0.09 per share (diluted) in the fourth quarter of 2014, compared to $0.06 per share (diluted) in the fourth quarter of 2013

•	Adjusted EBITDA[1] of $7.6 million in the fourth quarter of 2014, up 28% from $5.9 million in the fourth quarter of 2013

Full Year

•	Revenues of $170.7 million for 2014, up 29% from $132.3 million in 2013

•	Operating income of $16.4 million in 2014, up 12% from $14.7 million in 2013

•	Net income of $10.4 million in 2014, up 23% from $8.4 million in 2013, and EPS of $0.37 per share (diluted) for 2014, compared to $0.30 per share (diluted) in 2013

•	Adjusted EBITDA[1] of $28.9 million in 2014, up 21% from $23.9 million in 2013

•	4.15 million healthcare professional subscribers fully implemented on one or more of our subscription-based solutions at December 31, 2014, up 22% from 3.39 million at December 31, 2013

Financial Results:
Fourth Quarter 2014 Compared to Fourth Quarter 2013
Revenues for the fourth quarter of 2014 increased by $8.3 million, or 22 percent, to $45.3 million, compared to $37.0 million for the fourth quarter of 2013.

Revenues from our HealthStream Workforce Development Solutions segment increased by $8.2 million, or 28 percent, when compared to the fourth quarter of 2013. Revenues from our subscription-based solutions increased by approximately $7.6 million, or 29 percent, over the prior year fourth quarter due to a higher number of subscribers and more courseware consumption by subscribers. Revenues in the fourth quarter of 2014 were positively influenced by courseware subscriptions associated with, among other products, ICD-10-readiness training.

Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income is included in this release.

Revenues from ICD-10-readiness training products were approximately $7.2 million in the fourth quarter of 2014, compared to $5.0 million in the prior year fourth quarter. In addition, revenues from the Health Care Compliance Strategies, Inc. (HCCS) acquisition, consummated on March 3, 2014, were approximately $1.8 million during the fourth quarter of 2014.

Revenues from our HealthStream Research / Patient Experience Solutions segment increased by $111,000, or one percent, when compared to the fourth quarter of 2013. Revenues from Patient Insights™ surveys—a survey research product that generates recurring revenues—increased by $455,000, or eight percent, when compared to the fourth quarter of 2013. Revenues from other products, including surveys conducted on annual or bi-annual cycles and consulting/coaching services, collectively decreased by $344,000 compared to the fourth quarter of 2013.

Generally accepted accounting principles (GAAP) require companies to write down beginning balances of acquired deferred revenue balances as part of “fair value” accounting as defined by GAAP. During the fourth quarter of 2014, HealthStream reported a $244,000 reduction to GAAP revenues and corresponding reductions of $244,000 to operating income and $152,000 to net income as a result of deferred revenue write-down for the HCCS acquisition in March of 2014. During the fourth quarter of 2013, HealthStream reported a $172,000 reduction to GAAP revenues and corresponding reductions of $172,000 to operating income and $85,000 to net income as a result of deferred revenue write-downs for the Sy.Med Development and BLG acquisitions in October 2012 and September 2013, respectively. The table reconciling GAAP to non-GAAP financial measures included in this release shows the impact of beginning balance deferred revenue write-downs on financial results.

Operating income was $4.2 million for the fourth quarter of 2014 compared to $3.5 million for the fourth quarter of 2013. The growth in operating income was due to the increases in revenue discussed above, which was partially offset by increased operating expenses associated with higher royalties, personnel additions, sales commissions, depreciation and amortization, and other general expenses. In addition, operating income in the fourth quarter of 2014 was impacted by the $244,000 deferred revenue write-down for HCCS.

Net income was $2.6 million in the fourth quarter of 2014 compared to $1.8 million in the fourth quarter of 2013. Earnings per share were $0.09 per share (diluted) for the fourth quarter of 2014 compared to $0.06 per share (diluted) for the fourth quarter of 2013. Both net income and earnings per share during the fourth quarter of 2014 were positively influenced by a lower effective tax rate resulting from tax benefits recognized during the fourth quarter of 2014 associated with research and development tax credits.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) increased by 28 percent to $7.6 million for the fourth quarter of 2014, compared to $5.9 million for the fourth quarter of 2013.

At December 31, 2014, the Company had cash and marketable securities of $121.0 million. Capital expenditures totaled $3.1 million for the fourth quarter of 2014.

Full Year 2014 Compared Full Year 2013
For 2014, revenues were $170.7 million, an increase of 29 percent over revenues of $132.3 million for 2013. Operating income for 2014 increased 12 percent to $16.4 million, compared to $14.7 million for 2013. Net income for 2014 increased 23 percent to $10.4 million, compared to $8.4 million for 2013. Earnings per share were $0.37 per share (diluted) for 2014 compared to $0.30 per share (diluted) for 2013. Both net income and earnings per share for 2014 were positively influenced by a lower effective tax rate resulting from tax benefits associated with research and development tax credits. Adjusted EBITDA increased by 21 percent to $28.9 million for 2014, compared to $23.9 million for 2013.

Other Business Updates
At December 31, 2014, we had approximately 4,150,000 total subscribers implemented to use and 4,276,000 total subscribers contracted to use our subscription-based solutions. “Contracted subscribers” include both those already implemented and those under contract that are in the process of implementation. Revenue recognition commences when a contract is fully implemented.

Annualized revenue per implemented subscriber
We view “Annualized Revenue per Implemented Subscriber” (ARIS) as a measure of our progress in growing the value of our customer base. ARIS represents the quarter’s revenue from our subscription-based solutions, annualized, then divided by the quarter’s average total number of implemented subscribers. Our subscription-based solutions include subscriptions to our platform applications plus courseware/content subscriptions. The following table shows the metric for the fourth quarter of 2014 and the preceding seven quarters.

Annualized Revenue per Implemented Subscriber

Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q3 2014	Q4 2014

$28.47	$29.40	$30.95	$32.41	$33.33	$35.39	$35.91	$34.43

ARIS grew six percent over last year’s fourth quarter. Subscription-based revenues increased 29 percent while implemented subscribers increased 22 percent over the same period from last year.

From the third to the fourth quarter of 2014, both components of this metric expanded. Subscription-based revenues, the numerator for calculating ARIS, grew by 1.8 percent. The number of implemented subscribers, the denominator for calculating ARIS, increased by 8.5 percent. Given that the rate of growth in the denominator was significantly greater than the rate of growth of the numerator, ARIS was lower in the fourth quarter compared to the third quarter of 2014.

Specifically, between the third and the fourth quarter of 2014, subscription-based revenue grew at a lower rate than in the previous seven quarters due in part to the slight decrease in ICD-10 revenues. For the fourth quarter of 2014, ICD-10 revenues decreased in part due to customers exercising their contractual right to extend the term, resulting in some revenue being shifted from the fourth quarter to future periods. These extensions also had the effect of increasing the total contract value of their existing agreements.

Additionally, total implemented subscribers grew at a higher rate during the fourth quarter of 2014 compared to the previous seven quarters due in part to the implementation of a large number of subscribers for a single large health system customer. The implementation of this large customer contributed to the addition of 324,000 subscribers during the quarter, compared to an average implementation of 132,000 subscribers per quarter over the previous seven quarters while revenue recognition for the customer did not begin until later in the quarter.

Entry into Revolving Credit Agreement
On November 24, 2014 the Company entered into a Revolving Credit Agreement, increasing availability to up to $50 million from its previous $20 million level. Currently, there are no borrowings or balances outstanding under the agreement. If any borrowings are made, they will be unsecured and the Company will be required to meet certain financial tests, including a funded debt leverage ratio and an interest coverage ratio.

HealthLine Systems, Inc. acquisition
On February 13, 2015 the Company announced that it had entered into a definitive agreement to acquire San Diego-based HealthLine Systems, Inc. for approximately $88 million in cash. Upon closing, which is expected to occur in the first quarter of 2015 subject to customary closing conditions, the acquisition will bring market-leading products for credentialing and privileging healthcare professionals, further expanding HealthStream’s innovative approach to talent management for healthcare organizations.

For 2014, HealthLine Systems’ full year revenues were $18.8 million and operating income was $7.7 million, for an operating margin of 41 percent. EBITDA was approximately $8.5 million for the full year of 2014, which represents an EBITDA margin of 45 percent. The acquisition will be accretive to the overall financial profile of the Company, including its earnings, cash flow, and EPS on a pro forma basis before taking into account the GAAP required deferred revenue write-down of acquired balances and after increasing investments in product development, sales, and marketing above historical levels of HealthLine Systems as well as accounting for amortization of acquired intangible assets.

Financial Outlook for 2015
The Company’s guidance for the full year of 2015, which is set forth below, includes the estimated impact of the HealthLine Systems acquisition.

We anticipate that consolidated revenues will grow 18 to 21 percent as compared to 2014 and will be derived from the following three areas. First, we anticipate that revenue growth in our Workforce Development Solutions segment will be in the 15 to 18 percent range. Second, we expect our Research/Patient Experience Solutions segment’s revenue to increase by approximately two to four percent. Third, assuming a closing date of March 31, 2015—which implies nine months’ contribution to 2015 results, we anticipate HealthLine Systems’ revenues to be between $7 million and $9 million, which reflects the write-down of the acquired deferred revenue balance as required under GAAP.

We anticipate that the Company’s 2015 full-year operating income will decrease between 25 and 35 percent as compared to full-year 2014 results. This operating income range includes the following:

•	Between $5 million and $7 million of write-down to the deferred revenue balances of recently acquired HealthLine Systems

•	Approximately $1 million of transaction costs related to the HealthLine Systems acquisition

•	An increased rate of investment over full-year 2014 in HealthStream’s product development related to new products, enhancements to existing products, and integration of acquired products—including an increase in investment in HealthLine System’s products

•	An increase in sales and marketing investments, including the Company’s customer Summit, which will be held in Nashville during the second quarter of 2015.

The Company anticipates funding the purchase price of HealthLine Systems with approximately $60 million of cash on hand and $28 million of borrowings under our Revolving Credit Agreement. Accordingly, we expect to incur between $650,000 and $700,000 in interest expense beginning in the second quarter of 2015, which will be reported in other income (expense). We expect the effective interest rate on these borrowings to be approximately three percent per annum.

We anticipate that our 2015 capital expenditures will be between $11 million and $14 million. We expect our effective tax rate to be between 42 percent and 44 percent.

The aforementioned guidance does not include the impact from any other acquisitions that we may complete during 2015.

“HealthStream’s full-year 2014 metrics reflect a strong year of growth with revenues up 29 percent, net income up 25 percent, and adjusted EBITDA up 21 percent—while we added 570,000 new subscribers to our platform in 2014 alone,” said Robert A. Frist, Jr., chief executive officer, HealthStream. “I believe our mission of working with our customers to help surround their patients with the best possible workforce is driving the increased adoption of our solutions.”

A conference call with Robert A. Frist, Jr., chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, vice president of investor relations and corporate communications, will be held on Thursday, February 19, at 9:00 a.m. (EST). To listen to the conference, please dial 877- 647-2842 (no conference ID needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 855-859-2056 (conference ID #87622697) for U.S. and Canadian callers and 404-537-3406 (conference ID #87622697) for international callers.

Use of Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, non-GAAP revenue, and adjusted EBITDA, which are used by management in analyzing the Company’s financial results and ongoing operational performance.

In order to better assess the Company’s financial results, management believes that income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is an appropriate measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under GAAP. Because adjusted EBITDA is not a measurement determined in accordance with GAAP, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Over the past few years, the Company has acquired businesses whose net tangible assets include deferred revenue. In accordance with GAAP reporting requirements, the Company may record a write down of deferred revenue to fair value as defined in GAAP. If the Company is required to record a write-down of deferred revenue, it may result in lower recognized revenue. In order to provide more accurate trends and comparisons of the Company’s revenues, operating income, and net income, management believes that adding back the deferred revenue write-down associated with fair value accounting for acquired businesses provides a better indication of the ongoing performance of the Company. Both on a quarterly and year-to-date basis, the revenue for the acquired business is deferred and typically recognized over a one-year period, so our GAAP revenues for the one-year period after the acquisition will not reflect the full amount of revenues that would have been reported if the acquired deferred revenue was not written down to fair value.

These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance which are prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. Investors are encouraged to review the reconciliations of our GAAP to non-GAAP financial measures, which are set forth below in this release.

About HealthStream
HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of software-as-a-service (SaaS) solutions is contracted by, collectively, approximately 4.3 million healthcare employees in the U.S. for workforce development, training & learning management, talent management, performance assessment, and managing simulation-based education programs. Our research solutions provide valuable insight to healthcare providers to meet HCAHPS requirements, improve the patient experience, engage their workforce, and enhance physician alignment. Based in Nashville, Tennessee, HealthStream has additional offices in Laurel, Maryland, Brentwood, Tennessee, Pensacola, Florida, and Jericho, New York. For more information, visit http://www.healthstream.com or call 800-933-9293.

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013(1)
Revenues	$45,339	$37,050	$170,690	$132,274
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	19,367	16,123	74,145	55,605
Product development	4,411	3,162	16,463	11,757
Sales and marketing	8,083	7,514	29,867	24,052
Other general and administrative	6,259	4,702	22,909	18,342
Depreciation and amortization	2,993	2,040	10,931	7,852

Total operating expenses	41,113	33,541	154,315	117,608
Operating income	4,226	3,509	16,375	14,666
Other income	29	55	146	176

Income before income taxes	4,255	3,564	16,521	14,842
Income tax provision	1,608	1,804	6,127	6,424

Net income	$2,647	$1,760	$10,394	$8,418

Net income per share:
Net income per share, basic	$0.10	$0.06	$0.38	$0.31

Net income per share, diluted	$0.09	$0.06	$0.37	$0.30

Weighted average shares outstanding:
Basic	27,655	27,264	27,570	26,853

Diluted	28,095	27,858	28,023	27,663

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2013.

HEALTHSTREAM, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2014	2013(1)
ASSETS
Current assets:
Cash and cash equivalents	$81,995	$59,537
Marketable securities – short term	38,973	48,659
Accounts and unbilled receivables, net	34,845	26,706
Prepaid and other current assets	18,798	12,222

Total current assets	174,611	147,124
Capitalized software development, net	12,706	11,077
Property and equipment, net	9,442	9,038
Goodwill and intangible assets, net	56,709	44,616
Other assets	3,794	739

Total assets	$257,262	$212,594

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$23,543	$18,044
Deferred revenue	53,716	38,168

Total current liabilities	77,259	56,212
		6,173

Deferred tax liabilities, non-current	5,838	6,173
Deferred revenue, noncurrent	3,657	—
Other long-term liabilities	2,649	776

Total liabilities	89,403	63,161
Shareholders’ equity:
Common stock	174,926	166,888
Comprehensive loss	(37)	(31)
Accumulated deficit	(7,030)	(17,424)

Total shareholders’ equity	167,859	149,433

Total liabilities and shareholders’ equity	$257,262	$212,594

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2013.

HEALTHSTREAM, INC.
Condensed Consolidated Statement of Cash Flows
(In thousands)

	Year Ended
	December 31,	December 31,
	2014	2013(1)
Operating activities:
Net income	$10,394	$8,418
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,931	7,852
Deferred income taxes	1,324	2,506
Share-based compensation	1,625	1,458
Provision for doubtful accounts	237	115
Excess tax benefits from equity awards	(3,234)	(3,722)
Loss on non-marketable equity investments	65	37
Other	1,394	1,660
Changes in assets and liabilities:
Accounts and unbilled receivables	(6,690)	(10,056)
Prepaid and other assets	(7,957)	(6,221)
Accounts payable, accrued and other liabilities	8,696	10,246
Deferred revenue	17,471	14,761

Net cash provided by operating activities	34,256	27,054

Investing activities:
Business combinations, net of cash acquired	(12,298)	(7,560)
Changes in marketable securities	8,284	1,584
Investments in non-marketable equity investments	(1,325)	(300)
Purchases of property and equipment	(4,544)	(4,444)
Payments associated with capitalized software development	(5,658)	(4,267)

Net cash used in investing activities	(15,541)	(14,987)

Financing activities:
Proceeds from exercise of stock options	1,094	3,318
Taxes paid related to net settlement of equity awards	(161)	(164)
Excess tax benefits from equity awards	3,234	3,722
Payment of earn-outs related to acquisitions	(424)	(771)

Net cash provided by financing activities	3,743	6,105

Net increase in cash and cash equivalents	22,458	18,172
Cash and cash equivalents at beginning of period	59,537	41,365

Cash and cash equivalents at end of period	$81,995	$59,537

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2013.

Reconciliation of GAAP to Non-GAAP Financial Measures(1)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
GAAP net income	$2,647	$1,760	$10,394	$8,418
Interest income	(74)	(74)	(265)	(263)
Interest expense	18	13	56	51
Income tax provision	1,608	1,804	6,127	6,424
Share-based compensation expense	403	370	1,625	1,458
Depreciation and amortization	2,993	2,040	10,931	7,852

Adjusted EBITDA	$7,595	$5,913	$28,868	$23,940

GAAP revenues	$45,339	$37,050	$170,690	$132,274
Add: deferred revenue write-down	244	172	1,465	839

Non-GAAP revenues	$45,583	$37,222	$172,155	$133,113

GAAP operating income	$4,226	$3,509	$16,375	$14,666
Add: deferred revenue write-down	244	172	1,465	839

Non-GAAP operating income	$4,470	$3,681	$17,840	$15,505

GAAP net income	$2,647	$1,760	$10,394	$8,418
Add: deferred revenue write-down, net of tax	152	85	921	476

Non-GAAP net income	$2,799	$1,845	$11,315	$8,894

(1) This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, non-GAAP revenue, and adjusted EBITDA, which are used by management in analyzing its financial results and ongoing operational performance.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2015 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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